UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2008
ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
9640 Medical Center Drive
Rockville, Maryland

(Address of principal executive offices)
20850

(Zip Code)
(240) 864-2600

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On April 4, 2008, EntreMed, Inc. (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) advising that for the previous 30 consecutive business days, the bid price of the Company’s common stock (the “Common Stock”) had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). This notification has no immediate effect on the listing of the Common Stock. On April 4, 2008, the Company issued the press release, attached to this Current Report as Exhibit 99.1, announcing that it had received such letter.
     NASDAQ stated in its letter that in accordance with NASDAQ Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until October 1, 2008, to regain compliance with the minimum bid price requirement. The NASDAQ letter also states that if, at any time before October 1, 2008, the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Company with written notification that it has achieved compliance with the minimum bid price requirement.
     If the Company does not regain compliance with the minimum bid price requirement by October 1, 2008, the NASDAQ staff will provide the Company with written notification that the Common Stock will be delisted from the NASDAQ Global Market. At that time, the Company may appeal the delisting determination to a NASDAQ Listings Qualifications Panel pursuant to applicable NASDAQ rules. Alternatively, NASDAQ Marketplace Rule 4450(i) may permit the Company to transfer the Common Stock to the NASDAQ Capital Market if the Common Stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. In the event of such a transfer, the NASDAQ Marketplace Rules provide that the Company will be afforded the remainder of an additional 180 calendar days to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market.
     The Company intends to actively monitor the bid price for its common stock between now and October 1, 2008, and will consider available options, including a reverse stock split. In order to make available the option of a reverse stock split, the Company may submit a reverse stock split proposal to its stockholders at the Company’s Annual Meeting of Stockholders on June 5, 2008. If a reverse stock split is proposed and approved by the Company’s stockholders and implemented, it would not only allow the Company to maintain its listing on the NASDAQ Global Market, but facilitate investment in the Company by a broader group of institutional investors. As a result, there may be less volatility in the Company’s stock price, which would enable the Company to raise funds at a lower cost to finance its ongoing research, product development, and clinical trials, and to meet other business objectives unrelated to NASDAQ listing rules.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Director Retirement
     On April 1, 2008, Ronald Cape, Ph.D. informed the Board of Directors (the “Board”) of EntreMed, Inc. (the “Company”) of his retirement as a Director, effective as of the 2008 annual meeting of the Company’s stockholders. Dr. Cape has decided to retire as part of his personal retirement plans. His retirement did not reflect any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Cape serves on the Board’s Compensation Committee and Nominating and Corporate Governance Committee.
     Following the notification from Dr. Cape, the Board approved a resolution reducing the size of the Board from eight Directors to seven.

Amendment to Employment Agreement of Dane R. Saglio
     Effective April 1, 2008, the Company and Dane R. Saglio, the Chief Financial Officer of the Company, extended the term of Mr. Saglio’s employment agreement from July 1, 2008 until June 30, 2009, and amended Mr. Saglio’s employment agreement to provide for the automatic annual renewal of his employment upon the expiration of such term. If the Company determines not to renew Mr. Saglio’s employment for any reason during the term of his employment agreement, Mr. Saglio shall receive six (6) months severance, payable in accordance with the Company’s payroll policy for executives.
     The foregoing description of the amendment to Mr. Saglio’s employment agreement is qualified by reference to the text of the agreement amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Letter Agreement by and between the Company and Dane R. Saglio, effective as of April 1, 2008

99.1	Press Release of EntreMed, Inc., dated April 4, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.
/s/ Cynthia Wong Hu
Cynthia Wong Hu
Vice-President, General Counsel & Corporate Secretary

Date: April 7, 2008

EXHIBIT INDEX

Exhibit Number	Description of Document

10.1	Letter Agreement by and between the Company and Dane R. Saglio, effective as of April 1, 2008

99.1	Press Release of EntreMed, Inc., dated April 4, 2008